Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Symons International Group, Inc. on Form S-8 (File No. 0-0000) of our report dated March 21, 1997, on our audits of the consolidated financial statements and financial statement schedules of Symons International Group, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which was included in the 1996 annual report to shareholders and incorporated by reference in the Annual Report on Form 10-K (File No. 2-9042) for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers & Lybrand, L.L.P.
Indianapolis, Indiana
January 21, 1998

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